Exhibit 4.5

FIRST SUPPLEMENTAL INDENTURE

RELATING TO THE ACQUISITION

SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of January 27, 2005, among Del Laboratories, Inc., a Delaware corporation (the “Company”), the Company’s Subsidiaries listed on the signature pages hereto (the “Guaranteeing Subsidiaries”) and Wells Fargo Bank, National Association, as trustee under the Indenture referred to below (the “Trustee”).

W I T N E S S E T H

WHEREAS, DLI Acquisition Corp., a Delaware corporation (the “Issuer”) has heretofore executed and delivered to the Trustee an indenture (the “Indenture”), dated as of January 27, 2005 providing for the issuance of 8% Senior Subordinated Notes due 2012 (the “Notes”);

WHEREAS, concurrently herewith, the Issuer is being merged with and into the Company, with the Company as the surviving company (the “Merger”);

WHEREAS, the substitution of the Company for the Issuer is subject to Section 5.02 and Section 9.01 of the Indenture.

WHEREAS, the Indenture provides that under certain circumstances the Guaranteeing Subsidiaries shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Guaranteeing Subsidiaries shall unconditionally guarantee all of the Company’s Obligations under the Notes and the Indenture on the terms and conditions set forth herein (the “Subsidiary Guarantee”); and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company, the Guaranteeing Subsidiaries and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

1. CAPITALIZED TERMS. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2. AGREEMENT TO ASSUME. The Company hereby assumes all of the obligations of the Issuer under the Indenture and the Notes and hereafter, shall be deemed the “Company” for all purposes under the Indenture and the Notes. In accordance with Section 5.02 of the Indenture, the Company shall succeed to, and be substituted for, and may exercise every right and power of the Issuer under the Indenture with the same effect if the Company had been named as the “Company” in the Indenture.

3. AGREEMENT TO GUARANTEE. The Guaranteeing Subsidiaries hereby agree to provide an unconditional Guarantee on the terms and subject to the conditions set forth in the Indenture including but not limited to Article 11 thereof.

4. NO RECOURSE AGAINST OTHERS. No past, present or future director, officer, employee, incorporator, stockholder or agent of the Company or any of the Guaranteeing Subsidiaries, as such, shall have any liability for any obligations of the Issuer, the Company or any Guaranteeing Subsidiary under the Notes, any Subsidiary Guarantees, the Indenture or this Supplemental Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of the Notes by accepting a Note waives and releases all such liability.

5. NEW YORK LAW TO GOVERN. THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT SUCH PRINCIPLES ARE NOT MANDATORILY APPLICABLE BY STATUTE AND THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

6. COUNTERPARTS. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

7. EFFECT OF HEADINGS. The Section headings herein are for convenience only and shall not affect the construction hereof.

8. RATIFICATION OF INDENTURE; SUPPLEMENTAL INDENTURES PART OF INDENTURE. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

9. THE TRUSTEE. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by each Guaranteeing Subsidiary and the Company.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

COMPANY

DEL LABORATORIES, INC.

By:	/s/ Enzo J. Vialardi
Name:	Enzo J. Vialardi
Title:	Executive Vice President and Chief Financial Officer

SUBSIDIARY GUARANTORS

DEL PHARMACEUTICALS, INC.
565 BROAD HOLLOW REALTY CORP.
PARFUMS SCHIAPARELLI, INC.
ROYCE & RADER, INC.
DEL PROFESSIONAL PRODUCTS, INC.

By:	/s/ Enzo J. Vialardi
Name:	Enzo J. Vialardi
Title:	Executive Vice President and Chief
Financial Officer of each of the Subsidiary Guarantors

[Signature Page to First Supplemental Indenture]

TRUSTEE

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Trustee

By:	/s/ Joseph P. O’Donnell
Name:	Joseph P. O’Donnell
Title:	Assistant Vice President

[Signature Page to First Supplemental Indenture]